UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 2, 2016

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

As previously disclosed in its reports filed with the Securities and Exchange Commission, Consolidated Water Co. Ltd. (the “Company”) owns 50% of the outstanding voting common shares and a 43.53% equity interest in the profits of Ocean Conversion (BVI) Ltd. (“OC-BVI”), a British Virgin Islands company. The Company also owns certain profit sharing rights in OC-BVI that raise its effective interest in the profits of OC-BVI to approximately 45%.

Until 2009, substantially all of the water sold by OC-BVI was supplied by one desalination plant with a capacity of 1.7 million gallons per day located at Baughers Bay, Tortola (the “Baughers Bay plant”). Under the terms of a water supply agreement dated May 1990 (the “1990 Agreement”) between OC-BVI and the Government of the British Islands (the “BVI government”) for the Baughers Bay plant upon the expiration of its initial seven-year term in May 1999, the 1990 Agreement would automatically be extended for another seven-year term unless the BVI government provided notice, at least eight months prior to such expiration, of its decision to purchase the plant from OC-BVI at the agreed upon amount under the 1990 Agreement of approximately $1.42 million. In correspondence between the parties from late 1998 through early 2000, the BVI government indicated that it intended to purchase the plant but would be amenable to negotiating a new water supply agreement, and that it considered the 1990 Agreement to be in force on a monthly basis until negotiations between the BVI government and OC-BVI were concluded. Occasional discussions were held between the parties after 2000 without resolution of the matter. OC-BVI continued to supply water from the plant and expended approximately $4.7 million between 1995 and 2003 to significantly expand the production capacity of the plant beyond that contemplated in the 1990 Agreement.

In 2006, the BVI government took the position that the seven-year extension of the 1990 Agreement had been completed and that it was entitled to ownership of the Baughers Bay plant. In response, OC-BVI disputed the BVI government’s contention that the original terms of the 1990 Agreement remained in effect.

During 2007, the BVI government significantly reduced its payments for the water being supplied by OC-BVI and filed a lawsuit with the Eastern Caribbean Supreme Court (the “Court”) seeking ownership of the Baughers Bay plant. OC-BVI counterclaimed to the Court that it was entitled to continued possession and operation of the Baughers Bay plant until the BVI government paid OC-BVI approximately $4.7 million, which OC-BVI believed represented the value of the Baughers Bay plant at its expanded production capacity. OC-BVI subsequently filed claims with the Court seeking payment for water sold and delivered to the BVI government through May 31, 2009 at the contract prices in effect before the BVI government asserted its purported right of ownership of the plant.

The Court ruled on this litigation in 2009, determining that (i) the BVI government was entitled to immediate ownership and possession of the Baughers Bay plant; (ii) OC-BVI was not entitled to compensation for the expenditures made to expand the production capacity of the plant; (iii) OC-BVI was entitled to full payment of water invoices issued up to December 20, 2007, which had been calculated under the terms of the original 1990 Agreement; and (iv) OC-BVI was entitled to the amount of $10.4 million for water produced by OC-BVI from the Baughers Bay plant subsequent to December 20, 2007.

OC-BVI filed an appeal with the Eastern Caribbean Court of Appeals (the “Appellate Court”) in October 2009 asking the Appellate Court to review the September 17, 2009 ruling by the Court as it related to OC-BVI’s claim for compensation for expenditures made to expand the production capacity of the Baughers Bay plant. In October 2009, the BVI government also filed an appeal with the Appellate Court requesting the Appellate Court to reduce the $10.4 million awarded by the Court to OC-BVI for water supplied subsequent to December 20, 2007 to an amount equal to the cost of producing such water.

In March 2010, OC-BVI vacated the Baughers Bay plant and the BVI government assumed direct responsibility for the plant’s operations.

In June 2012, the Appellate Court issued the final ruling with respect to the Baughers Bay litigation. This ruling dismissed the BVI government’s appeal of the previous judgment of the Court awarding $10.4 million for the water supplied, and also awarded OC-BVI compensation for improvements made to the plant in the amount equal to the difference between (i) the value of the Baughers Bay plant at the date OC-BVI transferred possession of the plant to the BVI government and (ii) $1.42 million (the purchase price for the Baughers Bay plant under the 1990 Agreement). OC-BVI was also awarded all of its court costs at the trial level and two-thirds of such costs incurred on appeal.

OC-BVI and the BVI government engaged a mutually approved valuation expert to complete a valuation of the Baughers Bay plant at the date it was transferred to the BVI government in accordance with the Appellate Court ruling.

On June 2, 2016, OC-BVI received the final valuation report from the valuation expert, which sets forth a value for the Baughers Bay plant of $13 million as of the date OC-BVI transferred possession of the plant to the BVI government. Applying the valuation determined by the valuation expert to the formula set forth by the Appellate Court in its ruling, OC-BVI would be entitled to $11.58 million from the BVI government for the Baughers Bay plant. The BVI government has indicated that it disagrees with the valuation methodology used by the valuation expert and the resulting valuation for the Baughers Bay plant. We cannot presently determine whether the BVI government will attempt to challenge, or the Appellate Court will uphold, the Baughers Bay plant valuation or when, if ever, or to what extent the amounts awarded by the Appellate Court will be paid by the BVI government to OC-BVI. Consequently, any amount due for the Baughers Bay plant valuation will not be included in OC-BVI’s results of operations until such amount, if any, is paid by the BVI government.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ David W. Sasnett
Name:	David W. Sasnett
Title:	Executive Vice President & Chief Financial Officer

Date: June 3, 2016